Exhibit 10.02

Compensation Arrangements for FY 2020 of Named Executive Officers
Marvell Technology Group Ltd.
Note: The following summary of compensation arrangements does not include all previously-reported compensation arrangements or awards granted under previously-disclosed incentive plans. Disclosures with respect to compensation for Named Executive Officers for the 2019 fiscal year were included in the Company's definitive proxy statement for the Company's 2019 Annual Meeting of Stockholders filed with the SEC on May 16, 2019, and additional disclosures with respect to compensation for Named Executive Officers for the 2020 fiscal year will be included in the Company's definitive proxy statement for the Company's 2020 Annual Meeting of Stockholders.
Matthew Murphy (Chief Executive Officer)
Mr. Murphy’s current annual base salary is $900,000. In addition, Mr. Murphy will be eligible to participate in the Company's FY20 Annual Incentive Plan (as described below) with a bonus target of 150% as a percentage of base salary. On April 15, 2019, Mr. Murphy was granted 166,597 performance-based restricted stock unit awards, 888,099 value creation restricted stock unit awards and 139,182 service-based restricted stock unit awards under the Company's equity incentive plan as part of his fiscal year 2020 compensation.
Jean Hu (Chief Financial Officer)
Ms. Hu's current annual base salary is $500,000. In addition, Ms. Hu will be eligible to participate in the Company's FY20 Annual Incentive Plan with a bonus target of 100% as a percentage of base salary. On April 15, 2019, Ms. Hu was granted 46,394 performance-based restricted stock unit awards, 204,262 value creation restricted stock unit awards and 46,394 service-based restricted stock unit awards under the Company's equity incentive plan as part of her fiscal year 2020 compensation.
Raghib Hussain (EVP, Networking and Processor Group and Chief Strategy Officer)
Mr. Hussain’s current annual base salary is $550,000. In addition, Mr. Hussain will be eligible to participate in the Company's FY20 Annual Incentive Plan with a bonus target of 100% as a percentage of base salary. On April 15, 2019, Mr. Hussain was granted 82,244 performance-based restricted stock unit awards, 399,644 value creation restricted stock unit awards and 114,351 service-based restricted stock unit awards under the Company's equity incentive plan as part of his fiscal year 2020 compensation.
Mitchell Gaynor (Chief Administration and Legal Officer and Secretary)
Mr. Gaynor’s current annual base salary is $480,000. In addition, Mr. Gaynor will be eligible to participate in the Company's FY20 Annual Incentive Plan with a bonus target of 75% as a percentage of base salary. On April 15, 2019, Mr. Gaynor was granted 31,633 performance-based restricted stock unit awards, 133,214 value creation restricted stock unit awards and 31,633 service-based restricted stock unit awards under the Company's equity incentive plan as part of his fiscal year 2020 compensation.
Annual Incentive Plan for Fiscal Year 2020 (“AIP”)

The AIP provides the Company’s executive officers with the opportunity to earn cash bonuses based upon the achievement of pre-established performance goals. Total bonus opportunities will be based on achievement of annual targets. Bonus payouts may range between 0% and 200% of the target bonus opportunity.
Under the AIP, in order for an executive officer to be eligible to receive a cash bonus, the Company has to meet a threshold non-GAAP earnings-per-share goal. For these purposes, earnings-per-share (as well as the non-GAAP measures below) may be adjusted by the Executive Compensation Committee by excluding (in its sole discretion) among other items: M&A/divestiture expense, litigation expense, equity compensation expense, and restructuring costs. If the threshold performance goal is not met, no bonuses will be payable under the AIP.
If the Company’s threshold performance goal is met, the AIP provides for potential payouts based on the following metrics:
•    revenue (30%),
•    non-GAAP gross margin (30%), and
•    non-GAAP operating income margin (40%).
If the Company fails to achieve the threshold level for any of the above Company performance goals, no payout is awarded for that goal.
Payouts for the Chief Executive Officer and Chief Financial Officer will be based solely on the above Company performance goals. Payouts for the other executive officers may be based 80% on Company performance goals and 20% on individual performance goals, provided that no overachievement on the 20% individual component will be permitted unless the Company achieves at least 100% of the Company’s performance goals. Nevertheless, in its discretion, the Executive Compensation Committee may reduce the individual component for any executive officer (and increase the component based on Company performance) if it determines doing so would be appropriate in the circumstances.
The Executive Compensation Committee determined that the combined application of all the metrics would make achievement difficult to meet at target and very difficult to meet at maximum payout.